Exhibit (j)(22)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.592 and Amendment No.594 to the Registration Statement on Form N-1A of Northern Lights Fund Trust II with respect to the Weitz Multisector Bond ETF and the Weitz Core Plus Bond ETF, each a series of shares of Northern Lights Fund Trust II.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 1, 2025